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                                                                     Exhibit 5.1

                                          August 29, 1997



Discreet Logic Inc.
10 Duke Street
Montreal, Quebec
Canada H3C 2L7

     Re:  S-3 Registration Statement
          --------------------------

Ladies and Gentlemen:

     We are counsel to Discreet Logic Inc., a Quebec company (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Form S-3 Registration Statement (the "Registration Statement"), covering the sale to the public of up to 555,000 of the Company's Common Shares (the "Shares"), being sold by certain shareholders of the Company.

     We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been validly issued, as fully paid and non-assessable shares.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                    Very truly yours,

                                    /s/ Stikeman, Elliott

                                    STIKEMAN, ELLIOTT, a general partnership